Exhibit 99.1
For Immediate Release

First Interstate BancSystem, Inc. Reports Third Quarter Earnings

Billings, MT - October 23, 2019 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the third quarter of 2019. For the quarter, the Company reported net income of $49.1 million, or $0.76 per share, which compares to net income of $37.9 million, or $0.59 per share, for the second quarter of 2019, and $41.4 million, or $0.71 per share, for the third quarter of 2018.

Second and third quarter 2019 earnings included acquisition costs related to the acquisitions of Idaho Independent Bank (“IIBK”) and Community First Bank (“CMYF”), both acquired on April 8, 2019. Third quarter 2018 earnings included acquisition costs related to the acquisition of Northwest Bancorporation, Inc. (“Northwest”), the parent company of Inland Northwest Bank (“INB”), acquired on August 16, 2018. The aforementioned acquisition costs negatively impacted earnings by $0.04, $0.16, and $0.04 per common share for the third quarter of 2019, the second quarter of 2019, and the third quarter of 2018, respectively.

HIGHLIGHTS

•	Earnings per share increased to $0.76 per share from $0.59 per share, or $0.80 per share from $0.75 per share, exclusive of the above acquisition costs, for a 6.7% increase, on a linked quarter basis.

•	Annualized organic loan growth of 1.8% and annualized organic deposit growth of 10.7% for the third quarter of 2019.

•	Non-performing assets as a percentage of total assets remained stable at 0.51% on a linked quarter basis and decreased 12 basis points, compared to 0.63%, for the third quarter of 2018.

•
Net charge offs of $1.8 million, or 0.08% of average loans, as of the third quarter of 2019, compared to $2.0 million, or 0.09% of average loans, as of the second quarter of 2019, and $2.5 million, or 0.12% of average loans, as of the third quarter of 2018.

•
Mortgage banking revenues increased 25.0% to $10.5 million, for the third quarter of 2019, compared to $8.4 million for the second quarter of 2019, and increased 56.7%, from $6.7 million, compared to the third quarter of 2018.

•	With the impact from the Durbin amendment fully absorbed, payment services revenues increased 2.9% on a linked quarter basis and 6.9% compared to the third quarter of 2018.

•	Efficiency ratio declined to 57.9% during the third quarter of 2019, compared to 66.2% during the second quarter of 2019 and 60.7% during the third quarter of 2018.

“Our third quarter results demonstrate the strength of our deposit franchise, diverse sources of revenue, and improving efficiencies,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We had strong inflows of core deposits during the quarter, as our commitment to relationship banking and superior customer service is helping us to continue to attract new customers to First Interstate. The strong deposit growth resulted in excess liquidity that temporarily pressured our net interest margin. We expect to see the positive benefits of redeploying this liquidity into higher yielding assets in the fourth quarter. We continue to see strong revenue in our mortgage banking business, as we expand our loan production in newer markets and generate more origination opportunities from our new digital loan application process. We took a conservative approach to loan production in the third quarter, as the decline in interest rates resulted in unattractive loan pricing. With the subsequent increase in long-term interest rates, loan pricing has improved and we expect to see a higher level of production in the fourth quarter that should positively impact our profitability.”

NET INTEREST INCOME

Net interest income increased to $125.5 million during the third quarter of 2019, compared to $125.3 million during the second quarter of 2019 and $110.0 million during the third quarter of 2018. The year-over-year growth rate of 14.1% was primarily the result of increased yields in earning assets and the impact of the INB, IIBK, and CMYF acquisitions.

•
Included in net interest income this quarter was the recovery of previously charged-off interest of $0.4 million, compared to previously charged-off interest of $1.5 million during the second quarter of 2019 and $0.7 million during the third quarter of 2018.

•
Interest accretion attributable to the fair valuation of acquired loans contributed $4.0 million to net interest income during the third quarter of 2019, of which approximately $1.2 million was related to early payoffs. This compares to interest accretion of $5.2 million in net interest income during the second quarter of 2019, of which approximately $2.6 million was related to early payoffs, and interest accretion of $3.6 million in net interest income during the third quarter of 2018, of which approximately $1.5 million was related to early payoffs.

The net interest margin ratio was 3.93% for the third quarter of 2019 compared to 4.08% reported during the second quarter of 2019 and 3.88% during the third quarter of 2018.

•
Exclusive of the impact of the recovery of charged-off interest and interest accretion, the net interest margin ratio contracted six basis points to 3.80% during the third quarter of 2019, compared to 3.86% during the second quarter of 2019. This decrease is primarily the result of lower yields on earning assets which were partially offset by lower funding costs which together negatively impacted the net interest margin by three basis points, as well as increased liquidity due to deposit growth held in overnight funds that negatively impacted the net interest margin by an additional three basis points.

•
Exclusive of the impact of the recovery of charged-off interest and interest accretion, the net interest margin ratio expanded seven basis points, compared to 3.73% during the third quarter of 2018, primarily as a result of higher yields on earning assets partially offset by higher funding costs.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $2.6 million during the third quarter of 2019, compared to $3.8 million during the second quarter of 2019, and $2.0 million during the third quarter of 2018. Net charge offs were $1.8 million, or 0.08% of average loans outstanding, for the third quarter of 2019, compared to $2.0 million, or 0.09% of average loans outstanding, for the second quarter of 2019.

The Company’s allowance for loan losses as a percentage of period-end loans was 0.82%, 0.82%, and 0.86% at September 30, 2019, June 30, 2019 and September 30, 2018, respectively. The decrease in the percentage from September 30, 2018 is primarily a result of increased loan balances from the IIBK and CMYF acquired loans, which were provisionally recorded at fair value in accordance with generally accepted accounting principles (“GAAP”), with no corresponding allowance for loan losses as prescribed by GAAP. Coverage of non-performing loans was 130.89%, 160.61%, 110.84% at September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

NON-INTEREST INCOME

Total non-interest income increased $1.4 million, or 3.6%, to $40.8 million during the third quarter of 2019, as compared to $39.4 million during the second quarter of 2019, and increased $4.6 million, or 12.7%, from $36.2 million during the third quarter of 2018. The increases were primarily the result of increased mortgage banking revenues.

Mortgage banking revenues increased $2.1 million, or 25.0%, to $10.5 million during the third quarter of 2019, as compared to $8.4 million during the second quarter of 2019 and increased $3.8 million, or 56.7%, during the third quarter of 2019 from $6.7 million during the third quarter of 2018. These increases are due primarily to increased mortgage loan production as a result of higher levels of refinance activity and lower interest rates. During the third quarter of 2019, loans originated for home purchases accounted for approximately 66.0% of loan production, as compared to 81.4% during the second quarter of 2019 and 85.1% during the third quarter of 2018.

Other income decreased $1.1 million, or 21.6%, to $4.0 million during the third quarter of 2019, as compared to $5.1 million during the second quarter of 2019 and decreased $0.5 million, or 11.1%, during the third quarter of 2019 from $4.5 million during the third quarter of 2018. The decreases were primarily due to fluctuations in other income experienced throughout the year.

NON-INTEREST EXPENSE

Non-interest expense decreased $12.8 million, or 11.4%, to $99.3 million during the third quarter of 2019, as compared to $112.1 million during the second quarter of 2019, primarily due to a quarter-over-quarter decrease of $9.7 million in acquisition related expenses. Non-interest expense increased $8.6 million, or 9.5%, from $90.7 million during the third quarter of 2018, as a result of higher operating costs related to the INB, IIBK, and CMYF acquisitions during 2019.

The following table presents, for the periods indicated, acquisition related expenses.

	Quarter Ended
	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Legal and professional fees	$0.1	$0.4	$0.3	$1.1	$2.4
Employee expenses	1.4	6.2	0.6	1.0	—
Technology conversion and contract terminations	1.5	6.4	0.8	4.6	0.5
Other	0.8	0.5	0.6	0.3	0.2
Total acquisition related expenses	$3.8	$13.5	$2.3	$7.0	$3.1

After-tax impact on earnings per share	$0.04	$0.16	$0.03	$0.09	$0.04

Exclusive of acquisition related expenses, non-interest expense decreased to $95.5 million during the third quarter of 2019, as compared to $98.6 million during the second quarter of 2019, and increased $7.9 million, compared to $87.6 million during the third quarter of 2018. The linked quarter decrease was the result of lower employee benefit costs. The year-over-year increase is the result of higher operating costs attributable to the INB, IIBK, and CMYF acquisitions.

Salary and wage expenses remained stable at $40.6 million during the third quarter of 2019, as compared to $40.4 million during the second quarter of 2019 and increased $3.8 million, or 10.3%, from $36.8 million in the third quarter of 2018. The increase reflects higher levels of salary and wages as a result of the recent acquisitions.

Employee benefit expenses decreased $2.1 million, or 15.0%, to $11.9 million during the third quarter of 2019, when compared to the $14.0 million incurred during the second quarter of 2019, primarily due to higher director compensation expense during the second quarter of 2019 when Company shares are issued to directors, lower payroll tax expenses as the year progresses, and lower health insurance costs. Employee benefit expenses were stable as compared to $11.9 million during the third quarter of 2018.

Core deposit intangible amortization expense was stable at $3.0 million during the second and the third quarter of 2019. Core deposit intangible amortization expense increased $1.0 million, or 50.0%, during the third quarter of 2019 from $2.0 million during the third quarter of 2018, attributable to the additional core deposit intangibles acquired as a result of the INB, IIBK, and CMYF acquisitions.

Other expenses remained stable at $30.4 million during the third quarter of 2019, as compared to $30.5 million during the second quarter of 2019. Other expenses increased $3.7 million, or 13.9%, during the third quarter of 2019 from $26.7 million during the third quarter of 2018, primarily as a result of the recent acquisitions.

BALANCE SHEET

Total assets increased $287.0 million, or 2.0%, to $14,701.6 million from the second quarter of 2019 primarily due to increased liquidity. Total assets increased $1,345.8 million from $13,355.8 million as of September 30, 2018 primarily as a result of the acquisitions of IIBK and CMYF and through organic growth.

Total loans increased $42.2 million, or 0.5%, to $9,101.5 million as of September 30, 2019, from $9,059.3 million as of June 30, 2019, primarily due to an increase in mortgage loans held for sale. Total loans increased $583.5 million, or 6.9%, to $9,101.5 million as of September 30, 2019, from $8,518.0 million as of September 30, 2018, of which $417.1 million was attributable to the IIBK and CMYF acquired loans and $166.4 million of organic loan growth.

Total real estate loans increased $36.9 million, or 0.6%, to $6,209.1 million as of September 30, 2019, from $6,172.2 million as of June 30, 2019, primarily driven by a 9.4% seasonal increase in commercial construction loans typical to the summer and fall months. Year-over-year, total real estate loans increased $412.3 million, or 7.1%, from September 30, 2018. Exclusive of IIBK and CMYF acquired loans of $328.0 million, total real estate loans increased organically $84.3 million, or 1.5%. Within the real estate portfolio, commercial loans increased organically $103.6 million, or 3.2%, construction loans increased organically $72.9 million, or 9.3%, agricultural loans increased organically $8.7 million, or 4.0%, and residential loans decreased $100.9 million, or 6.4%.

Total consumer loans decreased $9.1 million, or 0.8%, to $1,066.9 million as of September 30, 2019, from $1,076.0 million as of June 30, 2019. Within the consumer loan portfolio, indirect loans growth was seasonally stronger with an increase of $4.7 million, or 0.6%. Direct loans decreased $12.9 million, or 6.4%, and credit card loans decreased $0.9 million, or 1.1%, as of September 30, 2019 compared to June 30, 2019. Year-over-year, total consumer loans decreased $11.4 million, or 1.1%, from $1,078.3 million, as of September 30, 2018. Exclusive of IIBK and CMYF acquired loans of $14.6 million, consumer loans decreased $26.0 million, primarily attributable to the direct portfolio.

Commercial loans decreased $44.1 million, or 3.0%, to $1,422.6 million as of September 30, 2019, from $1,466.7 million as of June 30, 2019, primarily due to the pay-off of $20.1 million in the shared national credits portfolio and pay-downs in operating lines during the third quarter. Commercial loans increased $85.4 million, or 6.4%, from $1,337.2 million as of September 30, 2018. Exclusive of IIBK and CMYF acquired loans of $61.4 million, commercial loans increased organically $24.0 million, or 1.8%, as compared to September 30, 2018.

Agricultural loans increased $15.1 million, or 5.4%, to $292.7 million as of September 30, 2019, from $277.6 million as of June 30, 2019. Year-over-year, agricultural loans increased $27.9 million, or 10.5%, from $264.8 million as of September 30, 2018. Exclusive of IIBK and CMYF acquired loans of $12.6 million, agricultural loans increased organically $15.3 million, or 5.8%.

Mortgage loans held for sale increased $44.8 million, or 69.9%, to $108.9 million as of September 30, 2019, from $64.1 million as of June 30, 2019 and increased $71.2 million, or 188.9%, as of September 30, 2019, from $37.7 million as of September 30, 2018. The increases were due to an increase in originations of mortgage loans held for sale.

Goodwill and intangible assets, excluding mortgage servicing rights, decreased $3.8 million, to $715.6 million as of September 30, 2019, from $719.4 million as of June 30, 2019. The decrease is attributable to an adjustment to provisional goodwill and core deposit intangibles amortization expense. Year-over-year, goodwill and intangible assets, excluding mortgage servicing rights, increased $81.9 million, from $633.7 million as of September 30, 2018, attributable to provisional goodwill and core deposit intangibles acquired in the IIBK and CMYF acquisitions net of core deposit intangibles amortization expense.

Company owned life insurance increased $1.1 million, or 0.4%, to $292.8 million as of September 30, 2019, from $291.7 million as of June 30, 2019, and increased $19.1 million, or 7.0%, as of September 30, 2019, from $273.7 million as of September 30, 2018, primarily attributable to the IIBK acquisition.

Premises and equipment decreased $18.3 million, or 5.7%, to $302.8 million as of September 30, 2019, from $321.1 million as of June 30, 2019, primarily due to a $15.0 million adjustment in the right-of-use leased assets as a result of a reassessment of the lease terms which had no corresponding impact to the results of operations. Year-over-year, premises and equipment increased $58.6 million, or 24.0%, from $244.2 million as of September 30, 2018. The increase was a result of $26.7 million of premises and equipment acquired from IIBK and CMYF, with the remaining $31.9 million primarily related to the adoption of the updated leasing standard, ASU 2016-02, on January 1, 2019.

Other real estate owned decreased $9.8 million, or 35.5%, to $17.8 million as of September 30, 2019, from $27.6 million as of June 30, 2019, primarily attributable to the disposition of one agricultural real estate property during the third quarter of 2019. Other real estate owned increased $0.5 million, or 2.9%, as of September 30, 2019, from $17.3 million as of September 30, 2018.

Other assets increased $15.9 million, or 7.8%, to $219.6 million as of September 30, 2019, from $203.7 million as of June 30, 2019, primarily due to an increase of $2.2 million in Federal Reserve stock and an increase of $8.3 million related to our interest rate swap contracts. Year-over year, other assets increased $45.7 million, or 26.3%, as of September 30, 2019, from $173.9 million as of September 30, 2018. Exclusive of other assets of $8.7 million acquired from IIBK and CMYF, other assets increased $37.0 million, primarily due to an increase of $10.9 million in Federal Reserve stock and $20.5 million related to our interest rate swaps.

Total deposits increased $309.7 million, or 2.7%, to $11,799.6 million as of September 30, 2019, from $11,489.9 million as of June 30, 2019, as a result of increases in non-interest bearing business deposits and savings deposits. Year-over-year, total deposits increased $954.0 million, or 8.8%, from $10,845.6 million as of September 30, 2018. Exclusive of deposits of $706.7 million acquired from IIBK and CMYF, deposits grew organically $247.3 million, or 2.3%, compared to September 30, 2018, primarily related to an organic increase of $133.6 million in non-interest bearing deposits and $113.7 million in interest bearing deposits.

Other liabilities decreased $5.0 million, or 2.7%, to $181.7 million as of September 30, 2019, from $186.7 million as of June 30, 2019, primarily due to a $15.0 million adjustment in the right-of-use lease liability as a result of a reassessment of the lease terms which had no corresponding impact to the results of operations. The decrease was offset by normal fluctuations in other liabilities. Year-over-year, other liabilities increased $71.1 million, or 64.3%, as of September 30, 2019, from $110.6 million as of September 30, 2018. Exclusive of IIBK and CMYF acquired other liabilities of $22.7 million, other liabilities increased $48.4 million as compared to September 30, 2018, primarily related to the adoption of the updated leasing standard, ASU 2016-02, on January 1, 2019 and the subsequent reassessment of the lease terms during the third quarter of 2019.

As a result of higher levels of liquidity, the loan to deposit ratio was 77.1%, as of September 30, 2019, compared to 78.8% and 78.5% as of June 30, 2019 and September 30, 2018, respectively.

The Company is considered to be “well-capitalized” as of September 30, 2019, having exceeded all regulatory capital adequacy requirements. During the third quarter of 2019, the Company paid common stock dividends of approximately $20.1 million, or $0.31 per share.

CREDIT QUALITY

As of September 30, 2019, non-performing assets increased $1.3 million, or 1.8%, to $75.1 million, compared to $73.8 million as of June 30, 2019, primarily due to an increase in non-accrual loans of $9.2 million. Non-accrual loans increased to $50.2 million as of September 30, 2019, as compared to $41.0 million during the second quarter of 2019, primarily related to the addition of two commercial loans. This increase was offset by the disposition of one other real estate owned property.

Criticized loans remained stable at $416.1 million, or 4.6% of total loans, as of September 30, 2019, compared to $414.0 million as of June 30, 2019. Criticized loans decreased $8.8 million from $424.9 million, or 5.0% of total loans, as of September 30, 2018.

Net loan charge-offs decreased $0.2 million, or 10.0%, to $1.8 million during the third quarter of 2019, as compared to $2.0 million during the second quarter of 2019. The net loan charge-offs in the third quarter of 2019 were composed of charge-offs of $4.7 million and recoveries of $2.9 million. Net loan charge-offs during the third quarter of 2018 were $2.5 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with GAAP in the United States of America, this release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders’ equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders’ equity; and (v) return on average tangible common stockholders’ equity. Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Tangible assets is calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing assets). Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts the foregoing capital adequacy measures to exclude intangible assets except mortgage servicing rights, adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies' organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios which are important to analysts and also allows investors to compare certain aspects of the Company’s capitalization to other companies.

See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: political, legal, regulatory, and general economic or business conditions, either nationally or regionally; geopolitical uncertainties throughout the world; weather-related, and other adverse climate or other conditions that may impact our business and our customers’ business; changes in the interest rate environment or interest rate changes made by the Federal Reserve; credit performance of our loan portfolio; adequacy of the allowance for loan losses and access to low-cost funding sources; the unavailability of LIBOR; impairment of goodwill; dependence on the Company’s management team and ability to attract and retain qualified employees; governmental regulation and changes in regulatory, tax and accounting rules and interpretations; stringent capital requirements; future FDIC insurance premium increases; CFPB restrictions on our ability to originate and sell mortgage loans; cyber-security risks, including items such as “denial of service,” “hacking” and “identity theft”; unfavorable resolution to litigation and regulatory proceedings; liquidity risks and technological innovations; inability to grow organically or through acquisitions; impairment of collateral underlying our loans; environmental remediation and other costs associated with repossessed properties; ineffective internal operational controls; competition; meeting market demand with current and new products; reliance on external vendors; soundness of other financial institutions; failure of technology and failure to effectively implement technology-driven products and services; risks associated with introducing and implementing new lines of business, products or services; failure to execute on strategic or operational plans, including the ability to complete mergers and acquisitions or fully achieve expected costs savings or revenue growth associated with mergers and acquisitions; deposit attrition, customer loss and/or revenue loss following completed acquisitions; anti-takeover provisions; changes in dividend policy and the inability of our bank subsidiary to pay dividends; the uninsured nature of any investment in Class A or Class B common stock; decline in market price and volatility of Class A and Class B common stock; voting control of Class B common stock stockholders; controlled company status; dilution as a result of future equity issuances; and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included in the Company’s periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors”. Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Third Quarter 2019 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the third quarter of 2019 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Thursday, October 24, 2019. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on October 24, 2019 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on November 23, 2019, by dialing 1-877-344-7529 (using conference ID 10135493). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	3Q19 vs 2Q19	3Q19 vs 3Q18
Net interest income	$125.5	$125.3	$116.0	$118.9	$110.0	0.2%	14.1%
Net interest income on a fully-taxable equivalent ("FTE") basis	126.0	125.8	116.5	119.4	110.5	0.2	14.0
Provision for loan losses	2.6	3.8	3.7	1.6	2.0	(31.6)	30.0
Non-interest income:
Payment services revenues	10.8	10.5	9.4	9.8	10.1	2.9	6.9
Mortgage banking revenues	10.5	8.4	5.4	5.6	6.7	25.0	56.7
Wealth management revenues	5.9	5.8	6.1	5.7	5.8	1.7	1.7
Service charges on deposit accounts	5.3	5.4	5.0	5.2	5.7	(1.9)	(7.0)
Other service charges, commissions and fees	4.2	4.2	4.3	4.0	3.4	NM	23.5
Total fee-based revenues	36.7	34.3	30.2	30.3	31.7	7.0	15.8
Investment securities gains (losses)	0.1	—	—	(0.1)	—	NM	NM
Other income	4.0	5.1	4.3	4.1	4.5	(21.6)	(11.1)
Total non-interest income	40.8	39.4	34.5	34.3	36.2	3.6	12.7
Non-interest expense:
Salaries and wages	40.6	40.4	36.1	40.7	36.8	0.5	10.3
Employee benefits	11.9	14.0	14.4	12.4	11.9	(15.0)	NM
Occupancy and equipment	10.4	10.5	10.5	9.8	10.0	(1.0)	4.0
Core deposit intangible amortization	3.0	3.0	2.3	2.4	2.0	NM	50.0
Other expenses	30.4	30.5	28.1	27.1	26.7	(0.3)	13.9
Other real estate owned (income) expense	(0.8)	0.2	0.1	—	0.2	NM	NM
Acquisition related expenses	3.8	13.5	2.3	7.0	3.1	(71.9)	NM
Total non-interest expense	99.3	112.1	93.8	99.4	90.7	(11.4)	9.5
Income before taxes	64.4	48.8	53.0	52.2	53.5	32.0	20.4
Income taxes	15.3	10.9	11.4	11.8	12.1	40.4	26.4
Net income	$49.1	$37.9	$41.6	$40.4	$41.4	29.6%	18.6%

Weighted-average basic shares outstanding	64,832	64,505	60,311	60,235	58,255	0.5%	11.3%
Weighted-average diluted shares outstanding	65,043	64,707	60,598	60,655	58,640	0.5	10.9
Earnings per share - basic	$0.76	$0.59	$0.69	$0.67	$0.71	28.8	7.0
Earnings per share - diluted	0.76	0.59	0.69	0.67	0.71	28.8	7.0

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	3Q19 vs 2Q19	3Q19 vs 3Q18
Assets:
Cash and cash equivalents	$1,269.6	$1,128.9	$955.2	$822.0	$965.0	12.5%	31.6%
Investment securities	2,827.1	2,708.5	2,689.0	2,677.5	2,576.6	4.4	9.7
Loans held for investment	8,992.6	8,995.2	8,459.2	8,470.4	8,480.3	—	6.0
Mortgage loans held for sale	108.9	64.1	34.0	33.3	37.7	69.9	188.9
Total loans	9,101.5	9,059.3	8,493.2	8,503.7	8,518.0	0.5	6.9
Less allowance for loan losses	75.0	74.2	72.4	73.0	73.6	1.1	1.9
Net loans	9,026.5	8,985.1	8,420.8	8,430.7	8,444.4	0.5	6.9
Goodwill and intangible assets (excluding mortgage servicing rights)	715.6	719.4	628.9	631.6	633.7	(0.5)	12.9
Company owned life insurance	292.8	291.7	275.8	275.1	273.7	0.4	7.0
Premises and equipment	302.8	321.1	298.2	245.2	244.2	(5.7)	24.0
Other real estate owned	17.8	27.6	21.1	14.4	17.3	(35.5)	2.9
Mortgage servicing rights	29.8	28.6	27.9	27.7	27.0	4.2	10.4
Other assets	219.6	203.7	181.3	176.0	173.9	7.8	26.3
Total assets	$14,701.6	$14,414.6	$13,498.2	$13,300.2	$13,355.8	2.0%	10.1%

Liabilities and stockholders' equity:
Deposits	$11,799.6	$11,489.9	$10,814.7	$10,680.7	$10,845.6	2.7%	8.8%
Securities sold under repurchase agreements	636.9	686.7	672.6	712.4	635.9	(7.3)	0.2
Long-term debt	13.9	15.8	15.8	15.8	22.4	(12.0)	(37.9)
Subordinated debentures held by subsidiary trusts	86.9	86.9	86.9	86.9	86.9	NM	NM
Other liabilities	181.7	186.7	171.3	110.5	110.6	(2.7)	64.3
Total liabilities	12,719.0	12,466.0	11,761.3	11,606.3	11,701.4	2.0	8.7
Stockholders' equity:
Common stock	1,047.8	1,045.6	866.6	866.7	865.5	0.2	21.1
Retained earnings	921.4	892.5	874.7	851.8	828.3	3.2	11.2
Accumulated other comprehensive income (loss)	13.4	10.5	(4.4)	(24.6)	(39.4)	27.6	(134.0)
Total stockholders' equity	1,982.6	1,948.6	1,736.9	1,693.9	1,654.4	1.7	19.8
Total liabilities and stockholders' equity	$14,701.6	$14,414.6	$13,498.2	$13,300.2	$13,355.8	2.0%	10.1%

Common shares outstanding at period end	65,229	65,229	60,836	60,623	60,610	—%	7.6%
Book value at period end	$30.39	$29.87	$28.55	$27.94	$27.30	1.7	11.4
Tangible book value at period end**	19.42	18.84	18.21	17.52	16.84	3.1	15.3

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	3Q19 vs 2Q19	3Q19 vs 3Q18

Loans:
Real Estate:
Commercial real estate	$3,468.2	$3,465.8	$3,255.8	$3,235.4	$3,213.1	0.1%	7.9%
Construction:
Land acquisition and development	309.6	307.4	292.7	321.6	314.5	0.7	(1.6)
Residential	261.8	261.0	233.1	242.8	250.6	0.3	4.5
Commercial	386.7	353.4	312.1	274.3	219.6	9.4	76.1
Total construction	958.1	921.8	837.9	838.7	784.7	3.9	22.1
Residential real estate	1,556.3	1,559.1	1,529.5	1,542.0	1,581.2	(0.2)	(1.6)
Agricultural real estate	226.5	225.5	210.4	217.4	217.8	0.4	4.0
Total real estate	6,209.1	6,172.2	5,833.6	5,833.5	5,796.8	0.6	7.1
Consumer
Indirect	797.8	793.1	775.7	787.8	800.8	0.6	(0.4)
Direct	188.8	201.7	194.1	200.6	198.1	(6.4)	(4.7)
Credit card	80.3	81.2	77.2	81.8	79.4	(1.1)	1.1
Total consumer	1,066.9	1,076.0	1,047.0	1,070.2	1,078.3	(0.8)	(1.1)
Commercial	1,422.6	1,466.7	1,342.1	1,310.3	1,337.2	(3.0)	6.4
Agricultural	292.7	277.6	234.7	254.8	264.8	5.4	10.5
Other	1.3	2.7	1.8	1.6	3.2	(51.9)	(59.4)
Loans held for investment	8,992.6	8,995.2	8,459.2	8,470.4	8,480.3	—	6.0
Loans held for sale	108.9	64.1	34.0	33.3	37.7	69.9	188.9
Total loans	$9,101.5	$9,059.3	$8,493.2	$8,503.7	$8,518.0	0.5%	6.9%

Deposits:
Non-interest bearing	$3,639.7	$3,372.9	$3,158.7	$3,158.3	$3,261.2	7.9%	11.6%
Interest bearing:
Demand	3,054.1	3,066.6	2,979.6	2,957.5	3,013.3	(0.4)	1.4
Savings	3,570.8	3,491.9	3,270.0	3,247.9	3,285.8	2.3	8.7
Time, $0.1 and over	705.2	717.4	629.6	547.6	496.3	(1.7)	42.1
Time, other	829.8	841.1	776.8	769.4	789.0	(1.3)	5.2
Total interest bearing	8,159.9	8,117.0	7,656.0	7,522.4	7,584.4	0.5	7.6
Total deposits	$11,799.6	$11,489.9	$10,814.7	$10,680.7	$10,845.6	2.7%	8.8%

Total core deposits(1)	$11,091.5	$10,763.7	$10,173.3	$10,109.0	$10,323.8	3.0%	7.4%

(1) Core deposits are defined as total deposits less time deposits, $0.1 and over and brokered deposits

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	3Q19 vs 2Q19	3Q19 vs 3Q18

Allowance for Loan Losses:
Allowance for loan losses	$75.0	$74.2	$72.4	$73.0	$73.6	1.1%	1.9%
As a percentage of period-end loans	0.82%	0.82%	0.85%	0.86%	0.86%

Net charge-offs during quarter	$1.8	$2.0	$4.3	$2.2	$2.5	(10.0)%	(28.0)%
Annualized as a percentage of average loans	0.08%	0.09%	0.21%	0.10%	0.12%

Non-Performing Assets:
Non-accrual loans	$50.2	$41.0	$45.1	$54.3	$61.2	22.4%	(18.0)%
Accruing loans past due 90 days or more	7.1	5.2	7.1	3.8	5.2	36.5	36.5
Total non-performing loans	57.3	46.2	52.2	58.1	66.4	24.0	(13.7)
Other real estate owned	17.8	27.6	21.1	14.4	17.3	(35.5)	2.9
Total non-performing assets	$75.1	$73.8	$73.3	$72.5	$83.7	1.8%	(10.3)%

Non-performing assets as a percentage of:
Total loans and OREO	0.82%	0.81%	0.86%	0.85%	0.98%
Total assets	0.51	0.51	0.54	0.55	0.63

Accruing Loans 30-89 Days Past Due	$40.2	$38.8	$56.5	$51.0	$53.1	3.5%	(24.3)%
Accruing TDRs	5.5	5.7	5.8	5.6	5.9	(3.5)	(6.8)

Criticized Loans:
Special Mention	$174.5	$182.5	$186.2	$178.8	$198.9	(4.4)%	(12.3)%
Substandard	229.1	217.0	194.6	201.6	201.1	5.6	13.9
Doubtful	12.5	14.5	21.7	20.9	24.9	(13.8)	(49.8)
Total	$416.1	$414.0	$402.5	$401.3	$424.9	0.5%	(2.1)%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Sep 30, 2019		Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Annualized Financial Ratios (GAAP)
Return on average assets	1.35%		1.07%	1.27%	1.20%	1.29%
Return on average common equity	9.89		7.97	9.86	9.72	10.45
Yield on average earning assets	4.42		4.62	4.55	4.42	4.27
Cost of average interest bearing liabilities	0.70		0.77	0.71	0.60	0.55
Interest rate spread	3.72		3.85	3.84	3.82	3.72
Net interest margin ratio	3.93		4.08	4.04	3.99	3.88
Efficiency ratio	57.91		66.24	60.80	63.32	60.67
Loan to deposit ratio	77.13		78.85	78.53	79.62	78.54

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$19.42		$18.84	$18.21	$17.52	$16.84
Tangible common stockholders' equity to tangible assets	9.06%		8.98%	8.61%	8.39%	8.02%
Return on average tangible common equity	15.56		12.73	15.61	15.76	16.73

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	13.71%	*	13.43%	13.23%	12.99%	12.76%
Tier 1 risk-based capital to total risk-weighted assets	13.00	*	12.73	12.50	12.26	12.01
Tier 1 common capital to total risk-weighted assets	12.19	*	11.94	11.65	11.40	11.15
Leverage Ratio	9.96	*	9.94	9.76	9.47	9.73

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$9,053.6	$120.4	5.28%	$8,948.3	$121.2	5.43%	$8,128.9	$104.3	5.09%
Investment securities (2)	2,662.8	15.7	2.34	2,703.4	16.4	2.43	2,590.7	14.6	2.24
Interest bearing deposits in banks	1,004.4	5.7	2.25	728.7	5.0	2.75	563.4	2.8	1.97
Federal funds sold	1.4	—	—	0.8	—	—	16.8	—	—
Total interest earnings assets	12,722.2	141.8	4.42%	12,381.2	142.6	4.62%	11,299.8	121.7	4.27%
Non-earning assets	1,750.8			1,838.4			1,440.8
Total assets	$14,473.0			$14,219.6			$12,740.6
Interest bearing liabilities:
Demand deposits	$3,067.2	$2.2	0.28%	$3,033.5	$2.7	0.36%	$2,915.4	$2.3	0.31%
Savings deposits	3,517.5	5.2	0.59	3,443.9	5.6	0.65	3,174.1	3.4	0.42
Time deposits	1,557.2	6.0	1.53	1,507.0	5.8	1.54	1,206.3	3.2	1.05
Repurchase agreements	669.5	1.0	0.59	695.8	1.1	0.63	633.6	0.7	0.44
Other borrowed funds	—	—	—	—	—	—	2.7	0.1	14.69
Long-term debt	15.4	0.3	7.73	15.8	0.4	10.15	19.2	0.4	8.27
Subordinated debentures held by subsidiary trusts	86.9	1.1	5.02	86.9	1.2	5.54	84.7	1.1	5.15
Total interest bearing liabilities	8,913.7	15.8	0.70%	8,782.9	16.8	0.77%	8,036.0	11.2	0.55%
Non-interest bearing deposits	3,430.4			3,317.8			3,029.4
Other non-interest bearing liabilities	159.9			211.1			103.3
Stockholders’ equity	1,969.0			1,907.8			1,571.9
Total liabilities and stockholders’ equity	$14,473.0			$14,219.6			$12,740.6
Net FTE interest income		$126.0			$125.8			$110.5
Less FTE adjustments (2)		(0.5)			(0.5)			(0.5)
Net interest income from consolidated statements of income		$125.5			$125.3			$110.0
Interest rate spread			3.72%			3.85%			3.72%
Net FTE interest margin (3)			3.93%			4.08%			3.88%
Cost of funds, including non-interest bearing demand deposits (4)			0.51%			0.56%			0.40%

(1) Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.
(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3)   Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Total common stockholders' equity (GAAP)	(A)	$1,982.6	$1,948.6	$1,736.9	$1,693.9	$1,654.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		715.6	719.4	628.9	631.6	633.7
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,267.0	$1,229.2	$1,108.0	$1,062.3	$1,020.7

Total assets (GAAP)		$14,701.6	$14,414.6	$13,498.2	$13,300.2	$13,355.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		715.6	719.4	628.9	631.6	633.7
Tangible assets (Non-GAAP)	(C)	$13,986.0	$13,695.2	$12,869.3	$12,668.6	$12,722.1

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,969.0	$1,907.8	$1,711.2	$1,649.4	$1,571.9
Less goodwill and other intangible assets (excluding mortgage servicing rights)		717.3	713.7	630.3	632.5	590.2
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,251.7	$1,194.1	$1,080.9	$1,016.9	$981.7

Total quarterly average assets	(F)	$14,473.0	$14,219.6	$13,240.2	$13,393.2	$12,740.6
Annualized net income available to common shareholders	(G)	194.8	152.0	168.7	160.3	164.3
Common shares outstanding	(H)	65,229	65,229	60,836	60,623	60,610

Return on average assets (GAAP)	(G)/(F)	1.35%	1.07%	1.27%	1.20%	1.29%
Return on average common stockholders' equity (GAAP)	(G)/(D)	9.89	7.97	9.86	9.72	10.45
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	13.60	13.42	12.92	12.32	12.34
Book value per common share (GAAP)	(A)/(H)	$30.39	$29.87	$28.55	$27.94	$27.30
Tangible book value per common share (Non-GAAP)	(B)/(H)	19.42	18.84	18.21	17.52	16.84
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	9.06%	8.98%	8.61%	8.39%	8.02%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	15.56	12.73	15.61	15.76	16.73

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com